EXHIBIT 21

As of August 31, 2006 Walgreen Co., (Registrant) had the following subsidiaries:

NAME	STATE OR COUNTRY OF INCORPORATION
Walgreen Arizona Drug Co. (1)	Arizona
Happy Harry’s Inc. (2)	Delaware
Medmark, Inc. (3)	Delaware
Waltrust Properties, Inc. (1)	Delaware
Bond Drug Company of Illinois, LLC (1)	Illinois
Bowen Development Company	Illinois
Grenada Advertising Agency, Inc.	Illinois
Schraft’s, A Walgreens Specialty Pharmacy, LLC	Illinois
SeniorMed LLC (5)	Illinois
Walgreens Home Care, Inc.	Illinois
Walgreens Mail Service, Inc.	Illinois
Walgreens.com, Inc.	Illinois
Walgreens Health Initiatives, Inc. (4)	Illinois
Walgreen Texas LLC (6)	Illinois
Walgreen Mercantile Corp.	Illinois
Walgreen National Corporation	Illinois
Walgreen Realty Resources LLC (7)	Illinois
Walgreen Louisiana Co., Inc.	Louisiana
Walgreen Hastings Co. (1)	Nebraska
Walgreen Eastern Co., Inc. (1)	New York
Walgreen of Puerto Rico, Inc.	Puerto Rico
Walgreen of San Patricio, Inc.	Puerto Rico

(1)
Walgreens Hastings Co. is a direct parent of Walgreen Arizona Drug Co. Walgreen Arizona Drug Co. is a direct parent of Walgreen Eastern Co. Walgreen Eastern Co is a direct parent of Bond Drug Company of Illinois, LLC. Bond Drug Company of Illinois, LLC is a direct parent of Waltrust Properties, Inc. A minority interest in Waltrust Properties, Inc. is held by outside preferred shareholders.

(2)	Happy Harry’s Discount Drug Stores, Inc. (a Delaware corporation) is a direct parent of Happy Harry’s Inc. Happy Harry’s Inc. is a direct parent of HHDH Corp. (a Delaware corporation).
(3)	Medmark Holdings, Inc. (a Delaware corporation) is a direct parent of Medmark, , Inc. Medmark, Inc. is a direct parent of Medmark Data Management, Inc. (A Delaware corporation).
(4)	Walgreen Health Initiatives, Inc. is a direct parent of a New York inactive subsidiary.
(5)	SeniorMed LLC is owned 66.67% by the Registrant.
(6)
Walgreen Texas LP is a partnership that holds beneficial interest in all Registrants Texas operations. Walgreen Texas LLC is a limited liability corporation and subsidiary of the Registrant that holds a 99% limited liability interest in Walgreen Texas LP.

(7)	Walgreen Realty Resources LLC is a direct parent of Walgreen Market Strategies LLC (an Illinois corporation).

The registrant also wholly owns inactive subsidiaries which are not included in the above list. All wholly owned subsidiaries are included in the consolidated financial statements.